                                  [LETTERHEAD]


January 15, 1997


Anchor National Life Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067

Ladies and Gentlemen:

Referring to the Registration Statement on Form N-4 filed July 25, 1996 (the "Registration Statement") by Anchor National Life Insurance Company ("Anchor National") on behalf of Variable Annuity Account Five (the "Account") and having examined and being familiar with the articles of incorporation and by-laws of Anchor National, the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

          1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona;

          2) the Account is a duly organized and existing Separate Account of Anchor National; and

          3) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice law only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement on Form N-4 on behalf of the Account.

Very truly yours,


/s/ Susan L. Harris

Susan L. Harris